Exhibit 99.1

Cognex Reports Record Results for Fiscal Year 2021

Machine Vision Company Surpasses $1 Billion of Annual Revenue for the First Time

NATICK, Mass.--(BUSINESS WIRE)--February 17, 2022--Cognex Corporation (NASDAQ: CGNX) today announced that for the year ended December 31, 2021, the company set records for annual revenue, net income, and net income per share from continuing operations. The company also set a record for fourth quarter revenue. Table 1 below shows selected financial data for Q4-21 compared with Q4-20 and Q3-21, and the year ended December 31, 2021 compared with the year ended December 31, 2020.

Table 1 (Dollars in thousands, except per share amounts)

	Revenue	Net Income	Net Income per Diluted Share	Non-GAAP Net Income per Diluted Share*
Quarterly Comparisons
Current quarter: Q4-21	$244,065	$53,535	$0.30	$0.30
Prior year’s quarter: Q4-20	$223,615	$69,345	$0.39	$0.32
Change: Q4-20 to Q4-21	9%	(23)%	(23)%	(6)%
Prior quarter: Q3-21	$284,848	$78,900	$0.44	$0.40
Change: Q3-21 to Q4-21	(14)%	(32)%	(32)%	(25)%
Yearly Comparisons
Year ended December 31, 2021	$1,037,098	$279,881	$1.56	$1.50
Year ended December 31, 2020	$811,020	$176,186	$1.00	$1.09
Change from 2020 to 2021	28%	59%	56%	38%

*Non-GAAP net income per diluted share excludes restructuring and other charges that occurred predominantly in Q2-20, and discrete tax adjustments. A reconciliation from GAAP to Non-GAAP is shown in Exhibit 2 of this news release.

“We are proud to report our first billion-dollar revenue year in 2021 and new annual records for net income and earnings per share. These achievements were the result of broad-based demand for Cognex products and the hard work of Cognoids around the world,” said Robert J. Willett, Chief Executive Officer of Cognex. “We celebrate our success while staying focused on the long term,” continued Willett. “We believe the trends driving the adoption of machine vision technology are stronger than ever as manufacturers look to automate a broadening range of industrial tasks.”

Summary of the Year

Cognex reported record revenue of $1.037 billion in 2021—representing an increase of 28% over 2020, which was a year defined by significant disruption in the global economy following the COVID-19 outbreak (2021 revenue grew by 43% over 2019). The company performed well in multiple end markets, including logistics, which grew by approximately 65% year-on-year and became the company’s largest end market for the first time in 2021. Cognex also experienced the impact of a business recovery in the broader factory automation market, most noticeably the automotive industry. An exception was consumer electronics, where revenue was modestly lower following a substantial investment year in 2020.

Operating income on a GAAP basis was 30% of revenue compared to 21% for 2020. The increase was due to the operating leverage that incremental revenue has on the company’s profitability and substantial restructuring and other charges in 2020 brought about by the pandemic. The operating leverage in 2021 was partially offset by elevated costs resulting from global supply chain constraints, a less favorable revenue mix, higher incentive compensation, the impact of foreign currency exchange rates, and additional headcount to support the company’s growth plans.

Consistent with the company’s belief that investing in technology remains key to its long-term success, Cognex invested a record $135 million, or 13% of revenue, in RD&E during 2021. Cognex also continued to expand its worldwide sales force and invested in business systems related to its sales process that the company believes will help it scale for future growth.

Details of the Quarter

Statement of Operations Highlights – Fourth Quarter of 2021

  Cognex reported record fourth-quarter revenue of $244 million for 2021. Revenue increased by 9% from Q4-20 and decreased 14% from Q3-21. As expected, growth in logistics, automotive, and many other markets on a year-on-year basis was partially offset by lower revenue from customers in consumer electronics. The sequential decrease was due to the timing of revenue from consumer electronics and lower sales to customers in logistics from a record quarter in Q3-21.
  Gross margin was 72% for Q4-21, 75% for Q4-20, and 70% for Q3-21. Cognex experienced higher supply chain costs in Q4-21 compared to both Q4-20 and Q3-21 due to global component shortages. A more favorable revenue mix in Q4-21 offset these higher costs on a sequential basis.
  Research, Development, & Engineering (RD&E) expenses increased by 3% from both Q4-20 and Q3-21. The increase in RD&E spending year-on-year was due to the company’s investment in engineering resources. The increase on a sequential basis was due to the timing of product development activities.
  Selling, General & Administrative (SG&A) expenses increased by 12% from Q4-20 and 8% from Q3-21. SG&A spending increased year-on-year and sequentially due to expenses related to revenue growth in 2021 and additional sales headcount, including higher sales commissions and travel costs. Higher spending on marketing programs also contributed to the increase over Q4-20.
  The effective tax rate was an expense of 8% in Q4-21, a benefit of 7% in Q4-20, and an expense of 11% in Q3-21. The effective tax rate was 8% in Q4-21, 14% in Q4-20, and 18% in Q3-21 excluding the discrete tax adjustments summarized in Exhibit 2. The decrease on both a year-on-year and sequential basis was due to a true-up of the 2021 annual tax rate in Q4-21 to 16% from 18%.

Balance Sheet Highlights – December 31, 2021

  Cognex’s financial position as of December 31, 2021 continued to be strong, with $907 million in cash and investments and no debt. In 2021, Cognex generated $314 million in cash from operations and $63 million in net proceeds from the exercise of stock options. In addition, the company spent $162 million to repurchase its common stock and paid $43 million in dividends to shareholders. Cognex intends to continue to repurchase shares of its common stock pursuant to its existing stock repurchase program, subject to market conditions and other relevant factors.
  Inventories at December 31, 2021 increased by $52 million, or 86%, from the end of 2020 to support customers and the company’s higher business level and to replenish strategic inventory balances.

Financial Outlook – Q1 2022

  Cognex believes revenue in Q1-22 will be between $265 million and $285 million, which at the mid-point represents low double-digit growth over Q4-21. As of the date of this release, the company has been experiencing strong demand from the logistics market and improvements in delivery lead times.
  Gross margin for Q1-22 is expected to be in the low-70% range, which is similar to the level reported in Q4-21.
  Operating expenses are expected to be relatively flat with Q4-21.
  The effective tax rate is expected to be 17%, excluding discrete tax items.

Non-GAAP Financial Measures

  Exhibit 2 of this news release includes a reconciliation of certain financial measures from GAAP to non-GAAP. Cognex believes these non-GAAP financial measures are helpful because they allow investors to more accurately compare Cognex results over multiple periods using the same methodology that management employs in its budgeting process and in its review of Cognex’s operating results. Non-GAAP presentations exclude certain one-time discrete events, such as discrete tax adjustments (because these costs are outside of Cognex’s normal business operations and not used by management to assess Cognex’s operating results). Additionally, the company excludes restructuring charges, intangible asset impairment charges, and excess and obsolete inventory charges because these charges result from discrete activities, such as specific restructuring actions or acquisitions, that management frequently excludes in evaluating Cognex’s operating results. Cognex does not intend for non-GAAP financial measures to be considered in isolation, or as a substitute for financial information provided in accordance with GAAP.
  We estimate the tax effect of items identified in the reconciliation by applying the effective tax rate to the pre-tax amount. However, if a specific tax rate or tax treatment is required because of the nature of the item and/or the tax jurisdiction where the item was recorded, we estimate the tax effect by applying the relevant specific tax rate or tax treatment, rather than the effective tax rate.

Analyst Conference Call and Simultaneous Webcast

  Cognex will host a conference call today at 5:00 p.m. Eastern Standard Time (EST). The telephone number is (877) 704-4573 (or (201) 389-0911 if outside the United States). A replay will begin at 8:00 p.m. EST today and will be available until 11:59 p.m. EST on Sunday, February 20, 2022. The telephone number for the replay is (877) 660-6853 (or (201) 612-7415 if outside the United States). The access code for both the live call and the replay is 13725807.
  A real-time audio broadcast of the conference call or an archived recording will be accessible on the Events & Presentations page of the Cognex Investor website: https://www.cognex.com/Investor.

About Cognex Corporation

Cognex Corporation designs, develops, manufactures, and markets a wide range of image-based products, all of which use artificial intelligence (AI) techniques that give them the human-like ability to make decisions on what they see. Cognex products include machine vision systems, machine vision sensors, and barcode readers that are used in factories and distribution centers around the world where they eliminate production and shipping errors.

Cognex is the world's leader in the machine vision industry, having shipped more than 3 million image-based products, representing over $9 billion in cumulative revenue, since the company's founding in 1981. Headquartered in Natick, Massachusetts, USA, Cognex has offices and distributors located throughout the Americas, Europe, and Asia. For details, visit Cognex online at www.cognex.com.

Certain statements made in this news release, which do not relate solely to historical matters, are forward-looking statements. These statements can be identified by use of the words “expects,” “anticipates,” “estimates,” “believes,” “projects,” “intends,” “plans,” “will,” “may,” “shall,” “could,” “should,” and similar words and other statements of a similar sense. These statements are based on our current estimates and expectations as to prospective events and circumstances, which may or may not be in our control and as to which there can be no firm assurances given. These forward-looking statements, which include statements regarding business and market trends, future financial performance, the expected impact of the COVID-19 pandemic on our assets, business and results of operations, customer demand and order rates and timing of related revenue, managing supply shortages, delivery lead times, future product mix, research and development activities, sales and marketing activities, new product offerings, capital expenditures, investments, liquidity, dividends and stock repurchases, strategic and growth plans, and estimated tax benefits and expenses and other tax matters, involve known and unknown risks and uncertainties that could cause actual results to differ materially from those projected. Such risks and uncertainties include: (1) the reliance on key suppliers to manufacture and deliver quality products; (2) the inability to obtain components for our products; (3) the failure to effectively manage product transitions or accurately forecast customer demand; (4) the ability to manage disruptions to our distribution centers; (5) the inability to design and manufacture high-quality products; (6) the impact, duration, and severity of the COVID-19 pandemic, including the availability and effectiveness of vaccines; (7) the loss of, or curtailment of purchases by, large customers in the logistics industry; (8) information security breaches; (9) the inability to protect our proprietary technology and intellectual property; (10) the inability to attract and retain skilled employees and maintain our unique corporate culture; (11) the technological obsolescence of current products and the inability to develop new products; (12) the failure to properly manage the distribution of products and services; (13) the impact of competitive pressures; (14) the challenges in integrating and achieving expected results from acquired businesses; (15) potential disruptions in our business systems; (16) potential impairment charges with respect to our investments or acquired intangible assets; (17) exposure to additional tax liabilities; (18) fluctuations in foreign currency exchange rates and the use of derivative instruments; (19) unfavorable global economic conditions; (20) business disruptions from natural or man-made disasters or public health issues; (21) economic, political, and other risks associated with international sales and operations; and (22) our involvement in time-consuming and costly litigation; and the other risks detailed in Cognex reports filed with the SEC, including its Form 10-K for the fiscal year ended December 31, 2021. You should not place undue reliance upon any such forward-looking statements, which speak only as of the date made. Cognex disclaims any obligation to update forward-looking statements after the date of such statements.

Exhibit 1

COGNEX CORPORATION Statements of Operations (Unaudited) Dollars in thousands, except per share amounts

	Three-months Ended			Twelve-months Ended
	Dec. 31, 2021	Oct. 3, 2021	Dec. 31, 2020	Dec. 31, 2021	Dec. 31, 2020

Revenue	$244,065	$284,848	$223,615	$1,037,098	$811,020
Cost of revenue (1)	69,082	85,712	55,160	277,271	206,421
Gross margin	174,983	199,136	168,455	759,827	604,599
Percentage of revenue	72%	70%	75%	73%	75%
Research, development, and engineering expenses (1)	35,489	34,476	34,399	135,372	130,982
Percentage of revenue	15%	12%	15%	13%	16%
Selling, general, and administrative expenses (1)	82,974	77,113	74,096	309,354	267,593
Percentage of revenue	34%	27%	33%	30%	33%
Restructuring charges	—	—	875	—	15,924
Intangible asset impairment charges	—	—	—	—	19,571
Operating income	56,520	87,547	59,085	315,101	170,529
Percentage of revenue	23%	31%	26%	30%	21%
Foreign currency gain (loss)	(37)	(586)	4,007	(2,270)	3,697
Investment and other income	1,464	1,623	1,828	6,069	12,685
Income before income tax expense (benefit)	57,947	88,584	64,920	318,900	186,911
Income tax expense (benefit)	4,412	9,684	(4,425)	39,019	10,725
Net income	$53,535	$78,900	$69,345	$279,881	$176,186
Percentage of revenue	22%	28%	31%	27%	22%

Net income per weighted-average common and common-equivalent share:
Basic	$0.30	$0.45	$0.40	$1.59	$1.02
Diluted	$0.30	$0.44	$0.39	$1.56	$1.00

Weighted-average common and common-equivalent shares outstanding:
Basic	176,123	176,812	175,220	176,463	173,489
Diluted	179,322	180,342	178,590	179,916	176,592

Cash dividends per common share	$0.065	$0.060	$2.060	$0.245	$2.225
Cash and investments per common share	$5.17	$5.57	$4.37	$5.17	$4.37
Book value per common share	$8.15	$8.44	$7.18	$8.15	$7.18

(1) Amounts include stock-based compensation expense, as follows:
Cost of revenue	$380	$366	$324	$1,345	$1,365
Research, development, and engineering	3,377	3,091	2,805	13,535	13,387
Selling, general, and administrative	6,664	7,157	7,456	28,894	27,909
Total stock-based compensation expense	$10,421	$10,614	$10,585	$43,774	$42,661

Exhibit 2

COGNEX CORPORATION Reconciliation of Selected Items from GAAP to Non-GAAP (Unaudited) Dollars in thousands, except per share amounts

	Three-months Ended			Twelve-months Ended
	Dec. 31, 2021	Oct. 3, 2021	Dec. 31, 2020	Dec. 31, 2021	Dec. 31, 2020
Discrete tax adjustments reconciliation
Income before income tax expense (benefit) (GAAP)	$57,947	$88,584	$64,920	$318,900	$186,911

Income tax expense (benefit) (GAAP)	$4,412	$9,684	$(4,425)	$39,019	$10,725
Effective tax rate (GAAP)	8%	11%	(7)%	12%	6%

Discrete tax benefit related to stock-based compensation	1,148	3,250	2,342	11,036	12,788
Discrete tax benefit (expense) related to tax return filings and other	(1,173)	3,012	11,441	1,304	7,803
Total discrete tax adjustments	$(25)	$6,262	$13,783	$12,340	$20,591

Income tax expense (Non-GAAP)	$4,387	$15,946	$9,358	$51,359	$31,316
Effective tax rate (Non-GAAP)	8%	18%	14%	16%	17%

	Three-months Ended			Twelve-months Ended
	Dec. 31, 2021	Oct. 3, 2021	Dec. 31, 2020	Dec. 31, 2021	Dec. 31, 2020
Restructuring and other charges and discrete tax adjustments reconciliation

Net income (GAAP)	$53,535	$78,900	$69,345	$279,881	$176,186
Excess and obsolete inventory charges	453	303	522	2,573	9,908
Restructuring charges	—	—	875	—	15,924
Intangible asset impairment charges	—	—	—	—	19,571
Tax effect on restructuring and other charges	(36)	(55)	(196)	(412)	(7,719)
Discrete tax adjustments	25	(6,262)	(13,783)	(12,340)	(20,591)
Net income (Non-GAAP)	$53,977	$72,886	$56,763	$269,702	$193,279
Percentage of revenue (Non-GAAP)	22%	26%	25%	26%	24%

Net income per diluted weighted-average common and common-equivalent share (GAAP)	$0.30	$0.44	$0.39	$1.56	$1.00
Per share impact of non-GAAP adjustments identified above	—	(0.04)	(0.07)	(0.06)	0.09
Net income per diluted weighted-average common and common-equivalent share (Non-GAAP)	$0.30	$0.40	$0.32	$1.50	$1.09

Diluted weighted-average common and common-equivalent shares outstanding	179,322	180,342	178,590	179,916	176,592

Exhibit 3

COGNEX CORPORATION Balance Sheets (Unaudited) Dollars in thousands

	December 31, 2021	December 31, 2020
Assets
Cash and investments	$907,364	$767,438
Accounts receivable	130,348	125,696
Inventories	113,102	60,830
Property, plant, and equipment	77,546	79,173
Operating lease assets	23,157	22,582
Goodwill and intangible assets	253,601	259,633
Deferred tax assets	418,570	434,704
Other assets	79,974	50,646

Total assets	$2,003,662	$1,800,702

Liabilities and Shareholders' Equity
Accounts payable and accrued expenses	$136,483	$93,534
Deferred revenue and customer deposits	35,743	21,274
Operating lease liabilities	25,581	26,230
Income taxes	66,517	72,551
Deferred tax liabilities	293,769	314,952
Other liabilities	15,476	9,959
Shareholders' equity	1,430,093	1,262,202

Total liabilities and shareholders' equity	$2,003,662	$1,800,702

Contacts

Susan Conway
Investor Relations
+1 508-650-3353
Susan.conway@cognex.com